Exhibit 99.1

Two Rivers Water & Farming Enters into Agreement

to acquire Hemp-focused companies

Planning underway with three acquisitions

for growing hemp on land owned and water supplied by Two

Rivers, along with processing and selling hemp-based

products

DENVER, Colorado – February 25, 2019 – Two Rivers Water & Farming Company (OTCQB: TURV) has entered into an agreement (the “Agreement”) to purchase three hemp-focused businesses – Vaxa Global, LLC (“Vaxa”); Ekstrak Labs LLC (“Ekstrak”) and Gramz Holdings, LLC (“Gramz”) – from EASBY Land & Cattle Company, LLC (“EASBY”).

“We are excited about the potential synergies of our acquisition of Vaxa, Ekstrak and Gramz,” commented Wayne Harding, Chief Executive Officer of Two Rivers. “Vaxa, Ekstrak and Gramz are expanding into the Western United States. Vaxa is planning to grow hemp on land owned and water supplied by Two Rivers. Ekstrak is the lab and extraction facilities. Gramz provides end user products. Taken as a whole, we are one of the few companies that plan to be vertically integrated in the hemp space – from seed to products.”

Greg Harrington, Managing Member of EASBY commented, “It has been an exciting road watching and being part of the reemergence and growth of hemp. The hemp plant has so many uses, and our companies’ direction is to continue to introduce the highest quality hemp and CBD products available. Vaxa holds to its core competency, with new brands, vertical markets and ability to place products in retailers, both large and small. This agreement with Two Rivers brings us great enthusiasm for the future.

“We feel this Agreement with Two Rivers will better position our combined entities’ ability for long term, sustainable growth within our vertical markets. Together we amplify our move into health, beverage, natural foods, and beauty related-products. We will continue to innovate and grow awareness within the hemp, agriculture and water space. It is great to know that our investors and customers can now be part of our mission and success.”

Under the Agreement, Two Rivers will issue 30,000,000 shares of its common stock to EASBY at closing and, pursuant to an earn-out provision, may issue up to an additional 20,000,000 shares based on EBITDA generated by the acquired companies over the twelve months ending March 31, 2020.

The closing must occur on or before April 15, 2019, unless otherwise agreed upon by Two Rivers and EASBY. The closing is subject to standard conditions, as well as a requirement that Two Rivers enter into an agreement with TR Capital Partners, LLC members under which all of the outstanding preferred units of TR Capital Partners will be exchanged for shares of Two Rivers common stock.

The full agreement will be posted to www.sec.gov with a Current Report on From 8-K shortly after this release.

About Two Rivers

Two Rivers (www.2riverswater.com) assembles its water assets by acquiring land with senior water rights. Two Rivers focuses on development and redevelopment of infrastructure for water management and delivery. Water is one of the most basic, core assets. Two Rivers’ first area of focus is in the Huerfano-Cucharas river basin in southeastern Colorado. Two Rivers’ long-term strategy focuses on the value of our water assets and how to monetize water for the benefit of its stakeholders, including communities near where its water assets are located. Currently, Two Rivers is focused on expanding their agriculture activity through growing hemp along with development and rehabilitation of its water assets.

About Vaxa Global, LLC

Vaxa Global, LLC (www.vaxaglobal.com) distributes Canadian grown patented-processed hemp for CBD extraction within the United States to states that are approved to extract CBD. Vaxa hemp is 100% organic, non-GMO, solvent free, THC free, 100% food-grade edible, and has the Canadian Department of Agriculture Hemp Seal of Approval. Vaxa plans to expand their agricultural activities to the Western United States. Vaxa Global has transitioned from one of the first industrial hemp distributors/farmers/manufactures from Canada into the US. Through its wholly owned subsidiary, GRAMZ, is known for high quality hemp and CBD products.

About Ekstrak Labs, LLC

Ekstrak Labs, LLC. (www.ekstraklabs.com) is an emerging company in the extraction industry, dedicated to creating high quality extraction labs around the United States. Eskstrak builds state-of-the-art facilities with machinery that is proven to delivery optimal extraction results. Eskstrak offers joint venture partnerships for brand diversification into various products that are top performers in the marketplace. Ekstrak’s R&D division creates innovative product line for our affiliated brands as well as white label wholesale products.

About Gramz Holdings, LLC

Gramz Holdings, LLC (www.getgramz.com) is a leading supplier, and first-to-market Nature’s Whole Spectrum™, natural whole plant compounds in delivery systems committed to maintaining the composition of the plant’s natural source and state. Gramz™ was founded to honor and respect the true medicinal and therapeutic value of hemp’s whole plant composition. Through their commitment to providing research-based products that maintain the integrity of their natural source, Gramz™ continuously evolves as technology presents itself, and educates people on the fundamental benefits of whole plant compounds. Gramzs™ products include Gramz Whole Plant Matrix™ Sublingual Drops and Gramz Herbal Topical and Gramz, with R&D in progress for pain releaf, sleep and anxiety products as well as pet-health-based products.

Forward-Looking Statements

The second, third and fourth paragraph of this news release contains “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statement due to numerous factors, including Two Rivers’ potential inability to complete the proposed acquisition and the inherent uncertainties associated with developing and acquiring land and water resources. There can be no assurance that Two Rivers will be able to operate in accordance with its business plans. The forward-looking statements are made as of the date of this news release, and Two Rivers assumes any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:

Carl - Investor Relations

Two Rivers Water & Farming Company

(410) 493-4876

mailto: info@2riverswater.com